Exhibit 10

December 1, 2016

Beijing Wuxing Rongcheng Technology Ltd.
Room 5291, 5/F, Shenchang Plaza
No. 51 Zhichun Avenue, Haidian District
Beijing, PRC

Ladies and Gentlemen:

Gongqingcheng Wujiang Xingyao Investment Management Partnership (Limited Partnership) (the “Sponsor”) is pleased to offer this commitment with respect to the purchase of certain equity interests of Beijing Wuxing Rongcheng Technology Ltd., a limited liability company incorporated under the laws of the People’s Republic of China (“Holdco”). Holdco has been formed for purposes of acquiring KongZhong Corporation (the “Company”) pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Linkedsee Limited (“Parent”) and Wiseman International Limited (“Merger Sub”) on the terms and subject to the conditions set forth in the Merger Agreement (the “Transaction”). Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement. This letter agreement (this “Agreement”) is being delivered together with substantially identical commitment letters, dated as of the date hereof, from Mr. Leilei Wang and Hexie Chengzhang Phase II (Yiwu) Investment Center (Limited Partnership) (the “Other Sponsors”) to Holdco setting forth their respective commitments to purchase, on the terms and subject to the conditions set forth therein, certain equity interests of Holdco (the “Other Commitment Letters”).

1.             Commitment. The Sponsor hereby commits to purchase equity securities of Holdco at or prior to the Effective Time for an aggregate amount of RMB equivalent to US$20,000,000 (and the RMB equivalents of U.S. dollars shall be determined using the prevailing exchange rate notified by Parent to the Sponsor at least three (3) Business Days prior to funding), on the terms and subject to the conditions specified herein, which commitment, together with the commitments by the Other Sponsors under the Other Commitment Letters, is to be used by Holdco and/or Parent solely for the purpose of (i) funding a portion of the Merger Consideration required to be paid by Parent to consummate the Transactions pursuant to and in accordance with the Merger Agreement and (ii) payment of a portion of the fees and expenses in connection with the Transaction (such commitment, the “Commitment”). The Sponsor will not have any obligation under any circumstances to contribute, directly or indirectly, any capital or money that would be more than the amount of the Commitment to Holdco, Parent, Merger Sub or any other person pursuant to the terms of this Agreement. In the event that Holdco and/or Parent does not require an amount equal to the sum of the Commitment plus the amount of the equity commitments of the Other Sponsors under the Other Commitment Letters in order to consummate the Merger, the amount of the Commitment to be funded under this Agreement and the amount of the equity commitment of each Other Sponsor to be funded under its respective Other Commitment Letter shall be reduced by Holdco on a pro rata basis, to the amount that would be sufficient, in combination with the other financing arrangements contemplated by the Merger Agreement, for Parent and Merger Sub to consummate the Transaction.

2.             Conditions. The Sponsor’s Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, Parent and Merger Sub, and (ii) the satisfaction or waiver (to the extent permitted under applicable Law) at the Closing of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions). The Sponsor may allocate all or a portion of the Commitment to (i) one or more Subsidiaries of the Sponsor or an investment fund managed by the Sponsor or an Affiliate of the Sponsor, or (ii) subject to the prior written consent of Holdco, other persons, provided that in each case, (a) such allocation shall not relieve the Sponsor of its obligations hereunder if such person to which the Commitment is allocated does not perform, and (b) the Sponsor’s Commitment hereunder will only be reduced by any amounts of capital actually contributed to Holdco by such Subsidiaries, investment funds or other persons (and not returned) at or prior to the Closing Date for the purpose of funding a portion of the Merger Consideration, any other amounts required to be paid pursuant to the Merger Agreement and related fees and expenses pursuant to the Merger Agreement.

3.             Limited Guaranty. Concurrently with the execution and delivery of this Agreement, the Sponsor is executing and delivering to the Company a limited guaranty related to certain of Parent’s and Merger Sub’s obligations under the Merger Agreement (the “Limited Guaranty”). The parties hereto hereby agree and acknowledge that the Company’s rights pursuant to clause (ii) of the first sentence of Section 5 hereof, the Company’s rights against Parent and Merger Sub pursuant to the Merger Agreement and the Company’s right to assert any other Retained Claim (as defined in the Limited Guaranty) against the Non-Recourse Party(ies) (as defined in the Limited Guaranty) against which such Retained Claim may be asserted as set forth in Section Error! Reference source not found. of the Limited Guaranty, shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Sponsor or any other Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby or the negotiation thereof, including in the event that Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Sponsor’s breach of its obligations under this Agreement.

4.             Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Holdco to enforce, the obligations set forth herein; provided that the Company is an express third party beneficiary hereof and shall have the enforcement rights provided in Section 5 of this Agreement and no others.

5.             Enforceability. This Agreement may only be enforced by (i) Holdco, or (ii) the Company pursuant to the Company’s right to seek specific performance of Parent’s obligation to enforce the Sponsor’s obligation to fund its Commitment in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 9.07 of the Merger Agreement and those set forth herein. No creditor of Holdco, Parent or Merger Sub (other than the Company to the extent provided in this Section 5) shall have any right to enforce this Agreement or to cause Holdco or any other person to seek to enforce this Agreement against the Sponsor.

6.             No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Holdco, the Sponsor and the Company. Together with the Consortium Agreement, the Merger Agreement, the Other Commitment Letters, the Limited Guaranty, any other limited guaranties related to certain of Parent’s and Merger Sub’s obligations under the Merger Agreement, and the Confidentiality Agreement, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Sponsor or any of its Affiliates, on the one hand, and Holdco or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties hereto acknowledges that each party and its respective counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

7.             Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7 (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

8.             Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9.             Confidentiality. This Agreement shall be treated as confidential and is being provided to Holdco and the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Holdco or the Company except with the prior written consent of the Sponsor in each instance, provided that no such written consent is required for any disclosure of the existence of this Agreement to (i) the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger (provided that Holdco or the Company, as applicable, will provide the Sponsor an opportunity to review such required disclosure in advance of such public disclosure being made) or (ii) Holdco’s or the Company’s Affiliates and representatives who need to know of the existence of this Agreement.

10.             Termination. The obligation of the Sponsor under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged, but subject to the performance of such obligations), and (b) the termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously made a claim under clause (ii) of the first sentence of Section 5 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Sponsor of any obligations finally determined or agreed to be owed by the Sponsor, consistent with the terms hereof).

11.             No Assignment. The Commitment evidenced by this Agreement shall not be assignable, in whole or in part, by Holdco without the Sponsor’s and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Sponsor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment, provided that Holdco may assign the Commitment under this Agreement to Parent and/or Merger Sub.

12.             Representations and Warranties. The Sponsor hereby represents and warrants with respect to itself to Holdco that (a) it is duly organized, validity existing and in good standing under the laws of its jurisdiction of organization, (b) it has all limited partnership, corporate or other organizational power and authority to execute, deliver and perform this Agreement, (c) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it, (d) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it and (assuming due execution and delivery of this Agreement, the Merger

Agreement, and the Limited Guaranty by all parties hereto and thereto), enforceable against it in accordance with the terms of this Agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)) and (e) as of the Closing, it has uncalled capital commitments or otherwise has available funds in excess of the sum of the Commitment and all of its other unfunded contractually binding equity commitments that are then outstanding.

Sincerely, 共青城五疆星耀投资管理合伙企业（有限合伙）(Gongqingcheng Wujiang Xingyao Investment Management Partnership (Limited Partnership))
By:	/s/ Liang Hong
Name: Liang Hong
Title: Executive Partner

[Signature Page to Equity Commitment Letter]

Agreed to and accepted: 北京五星融诚科技有限责任公司(Beijing Wuxing Rongcheng Technology Ltd.)
By:	/s/ WANG Leilei
Name: WANG Leilei
Title: Legal Representative

[Signature Page to Equity Commitment Letter]